EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 15, 2005, with respect to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, and the related financial statements schedule, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

January 9, 2006